[Sentinel Funds LOGO] Sentinel Financial Services Company      Dealer Agreement

One National Life Drive
Montpelier, Vermont 05604
Tel: 800-233-4332

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Sentinel Financial Services Company ("Sentinel Financial") is the principal underwriter and distributor of the shares of common stock of each of the funds in Sentinel Group Funds, Inc. and the shares of beneficial interest of the Sentinel Pennsylvania Tax-Free Trust (the "Funds"). Such Funds are those enumerated in Schedule A hereto which may be amended from time to time by Sentinel Financial by written notice to you. Sentinel Financial invites your participation, under the following terms and conditions, in the distribution of the Funds, described in the prospectus and Statement of Additional Information, to which reference is hereby made for a full description of the securities.

Reference is also specifically made to Conduct Rule 2830 of the National Association of Securities Dealers, Inc. which is incorporated herein as if set forth in full. It is agreed that all of the requirements of such section, and all other federal and state laws, rules and regulations that are now or may become applicable to transactions hereunder, will be fully met.

Sales Commissions and Dealer Concessions:

Sales commissions and dealer concessions, if any, paid in connection with the sale of the Funds is described in Schedule A to this Agreement, which may be amended from time to time by Sentinel Financial.

Under ordinary circumstances, the retail offering price for the Funds will be computed once each business day, as of 4:00 p.m. A "business day" is deemed to mean all Mondays, Tuesdays, Wednesdays, Thursdays, and Fridays, except those on which banks and brokerage firms in New York City are generally closed for the observance of holidays.

Certain Funds have adopted plans under Investment Company Act Rule 12b-1 ("Distribution Plans" as described in the prospectus). You may be entitled to receive continuing service fees to the extent described in Schedule A hereto.

Letter of Intent:

Quantity discounts also apply under a Letter of Intent as described in the Funds' current prospectus.

Right of Accumulation:

Quantity discounts also apply to subsequent purchases which would bring the total to an applicable breakpoint or more as described in the Funds' current prospectus. We must be notified at the time an order is placed that would qualify for a quantity discount under the Right of Accumulation.

The calculation of the net asset value of each Fund will become immediately effective upon its determination. Orders to purchase shares of the Funds received by dealers prior to 4:00 p.m., Eastern Time, will be confirmed, subject to our acceptance, on the basis of the net asset value determined on that day provided they are received by us prior to the close of our business day. Orders received by dealers after 4:00 p.m. (EST) will be confirmed, subject to our acceptance, on the same basis as previously stated with respect to the next day on which the net asset value of the Fund is determined.

All sales must be made subject to our acceptance and confirmation. We reserve the right to reject any order for any reason. See the prospectus for the minimum dollar amounts for which orders will be accepted.

Exchange Between Funds:

Upon the Funds' receipt of the necessary form, any shareholder may exchange their investment, in whole or in part, from one Sentinel Fund to another Sentinel Fund of the same class of shares, without the payment of the sales or any other charge as described in the Funds' current prospectus.

Sentinel Financial may terminate this Dealer Agreement, without prior notice, if we determine that you demonstrate a tendency to trade excessively. Please see the Funds' current prospectus for discussion of excessive trading and the imposition of related trading/redemption fees.

Reinstatement Privilege:

A shareholder who has redeemed all or part of his or her shares may reinvest all or part of the redemption proceeds at the then current net asset value without charge in Class A shares of any Fund as described in the Funds' current prospectus.

Reinstatement Privilege:

A shareholder who has redeemed all or part of his or her shares may reinvest all or part of the redemption proceeds at the then current net asset value without charge in Class A shares of any Fund as described in the Funds' current prospectus.

Redemption of Shares:

Redemption orders must be received by the dealer prior to 4:00 p.m. (EST) on that business day and will be priced at the net asset value computed as of 4:00 p.m. (EST) on such day, less any applicable contingent deferred sales charge and frequent trading/redemption fees, provided that orders so received by a dealer shall have been transmitted to us prior to the close of our business day. Orders received by dealers after each day's market close will be confirmed, subject to our acceptance, on the same basis as previously stated with respect to the next day on which the Fund's net asset value will be determined.

It should be noted that any record holder of the Funds may surrender all or any part of their holdings to the Funds and the Funds are required to redeem such shares at a price equal to net asset value, less any applicable contingent deferred sales charge and frequent trading/redemption fees, determined in the manner and on the terms described in the prospectus.

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Placement:

If any shares confirmed to you hereunder are repurchased or are tendered for liquidation to the Funds within seven (7) days after such confirmation of your original order, then you shall forthwith repay to the Funds, the full concession allowed to you on such sale and we shall forthwith repay to the Funds, our share of the sales charge thereon. We shall notify you of such repurchase or liquidation within ten (10) days from the day on which the instructions to liquidate are delivered to us or to the Funds. You shall make no purchases except for the purpose of covering orders received by you and then such purchases must be made only at the offering price (less your concession) at which such orders were taken, provided, however, that the foregoing does not prevent the purchase of shares by you for your own bona fide investment. In no event shall you withhold placing orders so as to profit yourself, as a result of such withholding, by a change in the net asset value from that used in determining the price to your customer, or otherwise. Neither you nor any other person has been authorized to give any information or to make representations in connection with the sale of shares hereunder other than as contained in the prospectus.

Indemnification:

We hereby agree to indemnify and hold harmless you and each of your affiliates, officers or directors against any losses, expenses (including reasonable attorneys fees), claims, damages or liabilities to which you or such affiliates, officers or directors become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon our breach of this Agreement, or are based upon any material misstatement or omission contained in any registration statement (or any post effective amendment thereof) or in the prospectus or any amendment or supplement to the prospectus for the Funds. You hereby agree to indemnify and hold harmless Sentinel Financial and each of their current and former affiliates, directors, officers and each person, if any, who controls or has controlled Sentinel Financial or any such affiliate within the meaning of the 1933 Act or the 1934 Act, against any losses, expenses (including reasonable attorneys fees), claims, (including, but not limited to, claims for commissions or other compensation), damages or liabilities to which such parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon your and/or your registered representatives' breach of this Agreement, any unauthorized use of sales materials, any oral or written misrepresentations, or any unlawful sales practices concerning the Funds. Within 30 days after receipt by either party of notice of the commencement of any action, such party shall, if a claim in respect thereof is to be made, notify the other party in writing of the commencement thereof; but the omission to so notify shall not relieve the indemnifying party from any liability which it might otherwise have.

Dealer's Status:

Sales will be confirmed directly by us to dealers. By entering into this Dealer Agreement, Sentinel Financial is acting on its own behalf as principal, and in no sense as agent for Sentinel Groups Funds, Inc. or Sentinel Pennsylvania Tax-Free Trust. No dealer is in any sense the agent of us or the Funds in the sale or repurchase of shares under this Dealer Agreement.

Shareholder Information

Agreement to Provide Information. You agree to provide the Sentinel Financial, the Funds and/or the Funds' designee, upon written request, the taxpayer identification number ("TIN"), if known, of any or all beneficial owners of the Funds ("Shareholders"), and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Funds' shares ("Shares") held through an account maintained by you during the period covered by the request.

Period Covered by Request. Unless otherwise directed by the Fund, you agree to provide the information specified above for each trading day.

Form and Timing of Response. You agree to transmit the requested information that is on your books and records to Sentinel Financial, the Funds and/or the Funds' designee promptly, but in any event not later than one business day, after receipt of a request. If the requested information is not on your books and records, you agree to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Funds promptly; or (iii) if directed by the Funds, block further purchases of Shares from such accountholder. In such instance, you agree to inform the Funds whether you plan to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the NSCC Standardized Data Reporting Format.

Limitations on Use of Information. We agree not to use the information received under this section for marketing or any other similar purpose without your prior written consent.

Agreement to Restrict Trading. You agree to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by Shareholders that have been identified by the Funds as having engaged in transactions of Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

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Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholders or the Shareholders' account(s) or other agreed upon information to which the instruction relates.

Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by you.

Confirmation by Intermediary. You will provide written confirmation to Sentinel Financial, the Funds and/or the Funds' designee that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

Definitions. For purposes of this section, "Funds" does not include the Sentinel U.S. Treasury Money Market Fund or any other money market fund.

Privacy Policy:

You and Sentinel Financial agree that all facts or information received by any party related to a shareholder or a shareholder's account shall remain' confidential, unless such facts or information are requires to be disclosed by any regulatory or regulatory authority or court of competent jurisdiction. You will establish procedures to protect the security and confidentiality of such information. Nonpublic personal financial information shall mean any financial information that identifies an individual personally and is not available to the public. Such information shall include, but not be limited to, income, net worth, information related to shares of the Funds, credit history, etc. You, your representatives, and Sentinel Financial agree to use and disclose personal financial information only to carry out the purposes for which it was disclosed to them and will not use or disclose personal financial information if prohibited by applicable law, including, without limitation, statutes and regulations enacted.

We hereby indicate our interest in the distribution of the Funds, acknowledge receipt of the official prospectus describing these securities, and agree to the terms of your Dealer Agreement.

Sincerely,



Sentinel Financial Services Company


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Name of Firm accepting the terms of this Agreement: (Print or type name of Firm)

________________________________________________________________________________

Firm Address: (City, State and Zip Code)
________________________________________________________________________________

Telephone Number:                   Fax Number:                 B/D Number:
   (   )
________________________________________________________________________________

Authorized Signature:                    Date: (mm/dd/yyyy
____________________________________      ______________________________________

Print Name and Title:
____________________________________

Member of SIPC:(Check one.) [] Yes [] No Member of FDIC:(Check one.)[] Yes [] No

Please send us ___________ Sentinel Funds prospectus(es) and/or _________ sales kits.

To be completed by Sentinel Financial Services Company

By: ________________________________   B/D Number: _____________________________

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[Sentinel Funds LOGO]Sentinel Funds
Independent thinking
since 1934
                                                  Schedule A to Dealer Agreement
                                                     Effective as of May 4, 2007
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Class A Shares:

For Class A shares of the Sentinel Balanced, Sentinel Capital Growth, Sentinel Conservative Allocation, Sentinel Common Stock, Sentinel Growth Leaders, Sentinel International Equity, Sentinel Mid Cap Growth, Sentinel Mid Cap Value and Sentinel Small Company Funds, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

     Sales Size                 % of offering price           Payment to Dealer

     $0 to $24,999                     5.00%                        4.50%
     $25,000 to $49,999                4.50%                        4.25%
     $50,000 to $99,999                4.00%                        3.75%
     $100,000 to $249,999              3.00%                        2.75%
     $250,000 to $999,999              2.00%                        1.75%

For Class A shares of the Sentinel Georgia Municipal Bond and Sentinel High Yield Bond Funds, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

     Sales Size                 % of offering price           Payment to Dealer

     $0 to $99,999                     4.00%                        4.00%
     $100,000 to $249,999              3.50%                        3.25%
     $250,000 to $499,999              2.50%                        2.25%
     $500,000 to $999,999              2.00%                        1.75%

For Class A shares of the Sentinel Government Securities Fund, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

                               Sales charge as a percentage of:
     Sales Size             offering price     net amount invested     Dealer Reallowance

     $0 to $49,999               4.00%                4.17%                  3.75%
     $50,000 to $99,999          3.50%                3.63%                  3.25%
     $100,000 to $249,999        3.00%                3.09%                  2.75%
     $250,000 to $499,999        2.50%                2.56%                  2.25%
     $500,000 to $999,999        2.00%                2.04%                  1.75%
     $1,000,000 or more          0                    0                      0

For Class A shares of the Sentinel Short Maturity Government Fund, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

                               Sales charge as a percentage of:
     Sales Size             offering price     net amount invested     Dealer Reallowance

     $0 to $49,999               3.00%                3.09%                 2.75%
     $50,000 to $99,999          2.50%                2.56%                 2.25%
     $100,000 to $249,999        2.00%                2.04%                 1.75%
     $250,000 to $499,999        1.50%                1.52%                 1.25%
     $500,000 to $999,999        1.00%                1.01%                 0.75%
     $1,000,000 or more          0                    0                     0


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For sales of Class A shares of up to $14,999,999 for the Sentinel Balanced,
Sentinel Conservative Allocation, Sentinel Common Stock, Sentinel International Equity, Sentinel Mid Cap Growth and Sentinel Small Company Funds and for sales of Class A shares of up to $4,999,999 for sales of the other Funds, Sentinel Financial will pay 1.00% to dealers. For sales in excess of these amounts, Sentinel Financial will individually negotiate dealer compensation.

There is no payment to dealer on sales of Class A shares of the U.S. Treasury Money Market Fund.

Sales charges on Class A shares may be reduced or eliminated in certain situations. You must advise Sentinel Administrative Services, Inc., the Funds' transfer agent, or Sentinel Financial of the applicable reduction or waiver at the time of purchase, and provide any necessary information about the accounts involved. These situations are described in the Funds' current prospectus and may be amended from time to time.


Class B Shares:

Class B shares are closed to new investments except by exchange with other Class B shares and reinvested dividends and distributions.

Class B shares are subject to varying contingent deferred sales charges, and conversion rights into Class A shares of the same Fund, as described in the Prospectus. You must advise Sentinel Administrative Services, Inc., the Funds' transfer agent, or Sentinel Financial of any applicable contingent deferred sales charge reduction or waiver at the time of redemption, and provide any necessary information about the accounts involved.


Class C Shares:

For the Class C shares, the dealer concession is 1.00% of the aggregate purchase amount. The maximum purchase of Class C shares is $999,999. Class C shares do not convert into any other class of the Funds.

Class C shares will be subject to contingent deferred sales charges, as described in the Prospectus. You must advise Sentinel Administrative Services, Inc., the Funds' transfer agent, or Sentinel Financial of the any applicable contingent deferred sales charge reduction or waiver at the time of redemption, and provide any necessary information about the accounts involved.


Class D Shares:

Class D shares are closed to new investments except by reinvested dividends and distributions.

Class D shares are subject to varying contingent deferred sales charges, and conversion rights into Class A shares of the same Fund, as described in the Prospectus. You must advise Sentinel Administrative Services, Inc., the Funds' transfer agent, or Sentinel Financial of any applicable contingent deferred sales charge reduction or waiver at the time of redemption, and provide any necessary information about the accounts involved.


Class S Shares:

For Class S shares, there is no initial dealer concession.


Class I Shares:

For Class I shares, there are no payments.


Service Fees:

Pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, Sentinel Financial is authorized to pay you certain service fees for providing services, advice and information to your clients who are invested in certain Sentinel Funds, subject to the terms set forth in this schedule which may be revised by us from time to time. Your participation in this service fee program will be evaluated at specific time intervals. Initial qualification does not assure continued participation. The Prospectus, Statement of Additional Information and this Schedule A set forth the terms applicable for service fees with respect to the various classes of Sentinel Funds shares.


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The Class A shares of each Fund, other than the U.S. Treasury Money Market Fund, have adopted plans under Rule 12b-1 that allow the Funds to pay fees for the sale and distribution of their shares, and for services provided to shareholders. The Class A shares of the Funds will pay to Sentinel Financial a monthly fee of up to a maximum annual rate of (a) 0.30% of average daily net assets in the case of the Sentinel Balanced, Sentinel Capital Growth, Sentinel Conservative Allocation, Sentinel Common Stock, Sentinel Growth Leaders,
Sentinel International Equity, Sentinel Mid Cap Growth, Sentinel Mid Cap Value and Sentinel Small Company Funds, (b) 0.20% of average daily net assets in the case of the Sentinel Georgia Municipal Bond, Sentinel Government Securities, and Sentinel High Yield Bond Fund, or (c) 0.25% of average daily net assets in the case of the Sentinel Short Maturity Government Fund. Sentinel Financial may pay intermediaries up to the maximum annual rate for such services, but currently expects to pay for the Sentinel Balanced, Sentinel Capital Growth, Sentinel Conservative Allocation, Sentinel Common Stock, Sentinel Growth Leaders,
Sentinel International Equity, Sentinel Mid Cap Growth, Sentinel Mid Cap Value and Sentinel Small Company Funds, 0.20% of the average net assets owned by the dealer's clients; for the Sentinel Georgia Municipal Bond, Sentinel Government Securities and Sentinel High Yield Bond Funds, 0.10% per annum of the average net assets owned by the dealer's clients; and for the Sentinel Short Maturity Government Fund, 0.25% of the average net assets owned by the dealer's clients. No service fee is paid with respect to Fund accounts opened prior to March 1, 1993.

Class B shares have adopted a plan under Rule 12b-1 that allows these Funds to pay distribution fees for the sale and distribution of their shares, and services provided to shareholders. The Class B shares of each Fund will pay to Sentinel Financial a fee of up to a total of 1.00% annually of average daily net assets, of which up to 0.25% may be paid to dealers. No service fee is paid on Class B shares of the Sentinel U.S. Treasury Money Market Fund. In each case, this service fee will begin to accrue on the first day of the thirteenth month after the purchase of the Class B shares.

Class C shares have adopted a plan under Rule 12b-1 that allows these Funds to pay distribution fees for the sale and distribution of their shares, and services provided to shareholders. These Funds pay to Sentinel Financial a monthly fee at an annual rate of up to a total of 1.00% of average daily net assets. In the first year after the purchase, Sentinel Financial keeps this fee to recover the initial sales commission of 1.00% that it pays to the selling dealer. In subsequent years, the entire distribution fee will be paid to the selling dealer. These service fees also begin to accrue on the first day of the thirteenth month after the purchase of the Class C shares.

There is no service fee payable with respect to Class D shares or Class I shares.

In the case of Class S shares of the Sentinel Short Maturity Government Fund, Sentinel Financial will pay to dealers an annual service fee of 0.75% of the average daily net assets in such fund in accounts for which you serve as dealer of record. This service fee will begin to accrue on the day after purchase of the Class S shares.

Payments of all of the above service fees will be made quarterly in February, May, August, and November for Class A shares, and in March, June, September, and December for Class B shares, Class C shares and Class S shares, and pro-rated at the applicable annual rates. The minimum payment is $25 per payment period. Quarterly accruals of less than $25 will neither be paid out nor accumulated. House accounts and street name accounts are not paid a service fee under this agreement. Service fee payments will terminate when this Dealer Agreement terminates. These service fee payments may also be modified or terminated by Sentinel Financial on 60 days written notice without payment of a penalty when:

     (i) a majority of the Directors/Trustees who are not interested persons, or a majority of shares of the Fund or a class of shares of the Fund, vote to discontinue "12b-1" payments from that Fund or class of shares of that Fund, or to terminate the investment advisory agreement with Sentinel Asset Management, Inc., or the Distribution Agreement with Sentinel Financial; or
     (ii) Sentinel Financial finds that modification or termination would be in the best interests of the Fund or class of shares of such Fund.

Consistent with NASD policies as amended or interpreted from time to time (i) you waive payment of amounts due from Sentinel Financial which are funded by fees Sentinel Financial receives under the Funds' 12b-1 plans until Sentinel Financial is in receipt of the fees on the relevant shares of the Fund, and (ii) Sentinel Financial's liability for amounts payable to you is limited solely to the proceeds of the fees receivable to Sentinel Financial on the relevant shares.


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Other:

Sentinel Financial, as principal underwriter and distributor of the Sentinel Funds, may offer additional funds for sale. These funds will automatically become part of this Dealer Agreement and its provisions, with payment and other terms governed by the Prospectus, unless otherwise stated by Sentinel Financial.

By transacting as an intermediary in Sentinel Fund shares, you agree that you are responsible for ensuring that such transactions are consistent with the terms of the then-current prospectus, including sales charge breakpoints, sales charge waivers and class eligibility provisions. You also agree that you are aware that the Sentinel Funds offer several classes, including classes that do not charge your clients sales loads or 12b-1 fees, and that you are responsible for ensuring your client choose the most suitable class of shares.


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                                                                     Page 4 of 4